Exhibit 99.1

                        CONFIDENTIAL SEPARATION AGREEMENT
                          AND GENERAL RELEASE OF CLAIMS



     1. Jeff Jefferson ("Employee") is employed by Fresh Choice, Inc. (the "Company") as the Company's chief executive officer. The Company and Employee agree that the employment relationship will terminate. Employee and Company entered into an employment agreement, which was dated October 9, 2001 (the "Employment Agreement"). Employee waives his right to any benefits or claims that he may have under the Employment Agreement and the Employment Agreement is superseded in full by this Agreement. It is the Company's desire to obtain the continued benefit of Employee's services, provide for a seamless transition of Employee's responsibilities and to resolve any claims that Employee has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Employee (the "Effective Date"), provided that Employee has not revoked this Agreement (by written notice to Joan Miller at the Company) prior to that date.

     2. Company hereby terminates Employee's employment relationship with the Company effective as of December 31, 2004 (the "Termination Date"). In addition to the services Employee currently provides, Employee will transition all of his responsibilities as chief executive officer. After August 20, 2004, although Employee will not be required to report to the office, he will continue to work on a regular full-time basis through the Termination Date.

     3. Subject to Employee's compliance with the terms of this Agreement, the Company shall provide Employee with the following benefits after this Agreement becomes effective:

             (a) Employee will continue to receive his regular base salary at his final base pay rate (annualized at $290,000.00), less applicable withholding through the Termination Date, payable at the same times as the Company's normal payroll; however, if Employee breaches this Agreement, all such payments shall cease immediately and his employment will be terminated as the date of such breach. Employee also agrees that in the event he becomes employed by another employer prior to the Termination Date, his employment will terminate as of the date he provides notice of such and all payments under this paragraph 3(a) shall cease; and

             (b) Employee shall continue to receive all employment related benefits except for his auto allowance that will cease as of August 20, 2004.

Employee acknowledges that as of the Termination Date, he will be entitled to be paid and the Company agrees that it will have paid all wages that Employee earned during his employment with the Company as of that date. With respect to any earned but unused vacation as of the Termination Date, Employee will be entitled to receive payment for the following: (i) all unused vacation earned subsequent to July 12, 2004, and (ii) only that unused vacation earned within the 90 days preceding July 12, 2004 in an amount not to exceed $4,925.00. Employee understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in this paragraph 3.


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     4.  Employee  and his  successors  and assigns  release the Company and its
related  entities,  past  and  present  affiliates,   shareholders,   investors,
directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Date of this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law.

     5. Employee acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

     6. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Employee. On or before the Effective Date, Employee will return to the Company, in good working condition, all Company property and equipment that is in Employee's possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Employee prepared or received in the course of his employment with the Company.

     7. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Employee further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products, services or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

     8. Employee agrees that for a period of one (1) year following the Resignation/Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

     9. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

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     10. This Agreement  constitutes  the entire  agreement  between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of any agreements described in paragraph 6. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Employee.


EMPLOYEE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EMPLOYEE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EMPLOYEE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.



Dated:   September 13, 2004                 /s/ Everett F. Jefferson
      ---------------------                 ---------------------------------
                                            Everett F. ("Jeff") Jefferson


                                            Fresh Choice, Inc.



Dated:   August 31, 2004                    By: /s/ Charles A. Lynch
      -------------------------                 --------------------



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